UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                                   BICO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.0001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    088766100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 088766100                     13G                   Page 2 of 4 Pages


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    -------------------------------------------------------------
    NELSON BRAFF -- S.S. ###-##-####

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)
                                                                         (b)

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    ----------------------------------------------------------------
    NELSON BRAFF IS A UNITED STATES CITIZEN


NUMBER OF                5.  SOLE VOTING POWER                     2,109,418,102
SHARES
BENEFICIALLY             6.  SHARED VOTING POWER                               0
OWNED BY
EACH                     7.  SOLE DISPOSITIVE POWER                2,109,418,102
REPORTING PERSON
WITH                     8.  SHARED DISPOSITIVE POWER                          0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  2,109,418,102


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         7.31%


12. TYPE OF REPORTING PERSON*
          IN

Cusip No. 088766100                      13G                   Page 3 of 4 Pages


Schedule 13G Additional Information

Item #
1. (a)  Name of Issuer:
          BICO, INC.

   (b)  Address of Issuer's Principal Executive Offices:
          2275 SWALLOW HILL ROAD, PITTSBURGH, PA  15220

2. (a)  Name of Person Filing:
          NELSON BRAFF

   (b)  Address of Principal Business Office for Each of the Above:
          PHD CAPITAL, 5 HANOVER SQUARE, NEW YORK, NY 10004

   (c)  Citizenship:
          NELSON BRAFF -- U.S. CITIZEN

   (d)  Title of  Class of  Securities:
          COMMON STOCK, $0.0001 PAR VALUE

   (e)  CUSIP Number: 088766100

3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b). The person filing is a:
          IN

Cusip No. 088766100                        13G                Page 4 of 4 Pages


4. Ownership:
   (a) Amount Beneficially Owned:                                 2,109,418,102

   (b) Percent of Class:                                                   7.31%

   (c) Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote           2,109,418,102
         (ii)  shared power to vote or to direct the vote                     0
         (iii) sole power to dispose or to direct the
               disposition of                                     2,109,418,102
         (iv)  shared power to dispose or to direct the disposition of        0

5. Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

6.  Ownership of More than Five Percent on Behalf of Another Person:
     N/A

7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
     N/A

8.  Identification and Classification of Members of the Group:
     N/A

9.  Notice of Dissolution of Group:
     N/A

10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   June 16, 2005
                                                         Date:


                                                   /s/
                                                   -----------------------------
                                                          Signature


                                                         Nelson Braff
                                                          Name/Title